EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of

Cool Technologies, Inc.

We consent to the inclusion in the foregoing Registration Statement of Cool Technologies, Inc. (the “Company”) on Form S-1 Amendment No. 3, of our report dated April 12, 2017, relating to our audits of the consolidated balance sheets as of December 31, 2016 and 2015, and the consolidated statements of operations, stockholders' deficit and cash flows for the years then ended. Our report dated April 12, 2017, related to these consolidated financial statements, included an emphasis paragraph regarding an uncertainty as to the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ Anton & Chia, LLP

Newport Beach

November 30, 2017